Exhbit 99.1

Press Contacts:	Audrey Bold	Steven Webb
	Energy Recovery Inc	Schwartz Communications, Inc.
	+1 510.746.2529	+1 415.817.2526
	abold@energyrecovery.com	ERI@schwartzcomm.com

Energy Recovery Inc Consolidates North American Operations

Company Streamlines Manufacturing Operations, Reducing Expenses and Improving Efficiency

San Leandro, Calif.—July 13, 2011—Energy Recovery Inc (NASDAQ: ERII), a leader in the design and development of energy recovery devices for desalination and other industrial processes, today announced the planned consolidation of its North American manufacturing operations.  Under the plan, the company will move its operations in Michigan, where its pumps and turbocharges are currently assembled, and relocate those activities to its existing headquarters and production center in San Leandro, California.  ERI expects the consolidation to significantly reduce costs, improve efficiencies, and enhance research and development efforts, positioning the company to experience increased profitability in subsequent years.

To implement this consolidation, the company expects to record non-recurring expenses in the current year of approximately $4.7 million—which includes a loss on sale of $1.3 million, moving costs of $0.4 million, and employee severance and other estimated transition costs of approximately $1.8 million.    ERI anticipates that the consolidation will generate recurring cost savings in subsequent years on the order of $3.0 million, resulting mainly from reductions in headcount and other overhead expenses.  ERI expects the impact of the consolidation on cash flow to be minimal.

Beyond cost savings, this initiative allows the company to streamline and accelerate its research and development plans and achieve enhanced focus on bringing new products to market.  “While we regret the impact of the plan on our Michigan employees, consolidation is the right decision for our shareholders and customers,” said Thomas S. Rooney, chief executive officer of ERI.  “This is a great opportunity for the company to streamline its manufacturing operations, reduce production costs, and improve its financial performance while simultaneously accelerating the launch of next-generation products in keeping with our corporate strategy to diversify into new strategic market segments of large addressable size.”

About Energy Recovery Inc
Energy Recovery Inc (NASDAQ:ERII) designs and develops energy recovery devices that significantly reduce energy consumption in desalination and other industrial processes. Energy Recovery’s prominence in the desalination market includes notable technologies such as the PX Pressure Exchanger™ (PX™) devices, the ERI™ TurboCharger hydraulic turbine energy recovery devices and the ERI™ AquaBold™ and ERI™ AquaSpire™ high- pressure pumps.   In total, Energy Recovery has more than 12,000 devices installed, reducing the carbon footprint of desalination by saving 1 GW of energy and offsetting CO2 emissions by more than 5.2 million tons per year.  The company is headquartered in the San Francisco Bay Area with offices in key centers worldwide, including Madrid, Shanghai, and the United Arab Emirates. For more information about Energy Recovery Inc, please visit www.energyrecovery.com.

This press release includes “forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include our expectation that the consolidation of our Michigan and California operations  will reduce costs, improve efficiencies, enhance research and development efforts and help accelerate the Company’s diversification into new markets. Because such forward-looking statements involve risks and uncertainties, the Company's actual results may differ materially from the predictions in those forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, unexpected costs or delays in the consolidation, our inability to maintain product quality and timely fulfill orders during the transition, higher outsourcing costs than expected, loss of key employees or the failure of the consolidation to yield expected cost reductions, economies of scale or expected synergies, and other risks detailed in the Company's filings with the Securities and Exchange Commission (“SEC”). All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements. For more details relating to the risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, please refer to the Company's SEC filings.

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